Registration No. ______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

STARFLICK.COM
(Name of small business issuer in its charter)

Nevada	7812
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

1361 Peltier Drive	National Registered Agents Inc. of NV
Point Roberts, Washington 98281	1000 East Williams Street, Suite 204
(403) 399-3132	Carson City, Nevada 89701
(800) 550-6724
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington   99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock:	2,000,000	$0.10	$200,000	$23.22

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

STARFLICK.COM
Shares of Common Stock
1,000,000 minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum.  The offering price is $0.10 per share.  Funds from this offering will be placed in a separate bank account at Banner Bank, 480 Tyee Drive, Point Roberts, Washington 98281.  Its telephone number is (360) 945-3132.  There is no escrow, trust or similar account in which your subscription will be deposited.  The bank account is merely a separate interest bearing savings account under our control where we have segregated your funds.  As a result, creditors could attach the funds.  Only Zoltan Nagy, our sole officer and director will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within 270 days.  The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.  In the event that 1,000,000 shares are not sold within 270 days, all money received by us will be promptly, returned to you with interest and without deduction of any kind.  The SEC staff generally defines “promptly” as a period of up to three days.  We will return your funds to you in the form a cashier’s check sent Federal Express on the 271st day.  Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days.  Collected funds are deemed funds that have been paid by the drawee bank.

There are no minimum purchase requirements.

Our common stock will be sold by Zoltan Nagy, our sole officer and director.

Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

The difference between the Aggregate Offering Price and the Proceeds to Us is $30,000. The $30,000 will be paid to unaffiliated third parties for expenses connected with this offering. The $30,000 will be paid from the first proceeds of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We are a start-up stage company. We are a company without revenues or operations.  We are in the business of developing, producing, marketing and distributing low-budget feature-length films. We have not commenced business operations.  To date, our business activities have been limited to organizational matters, acquiring film rights, developing our website and the preparation and filing of this registration statement.

We have minimal assets and have incurred losses since inception.  We have not generated any revenues and the only operations we have engaged in is planning our website and the development of a business plan.

Our principal executive office is located at 1361 Peltier Drive, Point Roberts, Washington 9828.  Our telephone number is (403) 399-3132 and our registered agent for service of process is the National Registered Agents Inc. of NV, located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our fiscal year end is July 31.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	$70,000 assuming the minimum number of shares is sold. $170,000 assuming the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and working capital.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of March 31, 2011 (Audited)
Balance Sheet
Total Assets	$20,484
Total Liabilities	$35,984
Stockholders’ Deficiency	$15,500

Period from March 24, 2011 (date of inception) to March 31, 2011 (Audited)
Income Statement
Revenue	$0
Total Expenses	$15,550
Net Loss	$15,550

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with STARFLICK.COM

1.   Because our auditors have issued a going concern opinion and because our officers and directors will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we will be an ongoing business for the next twelve months. As of the date of this prospectus we have not commenced operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

2.   We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated in March 2011 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $15,550 of which $15,000 is for legal fees and $550 is for accounting fees and general office costs. The $15,000 in legal fees are related to the offering of securities under this registration statement.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*          completion of this offering
*          our ability to develop screen plays
*          our ability to produce and sell our films
*          our ability to generate revenues through the sale of films

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to suspend or cease operations.

3.   We have not developed any screen plays or produced any films and there is no assurance we will ever have any.  Even if we develop screen plays and produce films, there is no assurance we will ever make a profit.

We are a start-up business and no screen plays or films ready for production.  We cannot guarantee we ever will have any.  If we cannot sell a screen play or produce a movie, we will not be able to generate any revenues.  If that occurs, our business will fail and we may have to cease operations.

4.   We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. We may need to obtain additional financing which may not be available.

We have not started our business. We need the proceeds from this offering to start our operations.  If the minimum of $100,000 is raised, this amount will enable us, after paying the expenses of this offering, to begin operations.  It will also enable us to initiate development on our website, begin the gathering of information for our database, initiate the development of our marketing program.  We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

5.   Because we are small and do not have much capital, we must limit marketing our services to potential clients and purveyors. As a result, we may not be able to attract enough clients to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our products.  As such, we may have difficulty attracting ideas for screen plays or films.  If we cannot operate profitably, we may have to suspend or cease operations.

6.   Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting purveyors and clients and result in a lack of revenues that may cause us to suspend or cease operations.

Our sole officer and director, Zoltan Nagy, will only be devoting limited time to our operations. Mr. Nagy will be devoting approximately 15 hours per week of his time to our operations.  Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to him. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

7.   If we are unable to develop commercially viable screenplays, our business may fail.

Our success will depend upon our ability to develop screenplays that can be produced into commercially viable films.  We intend to rely upon our President’s access to and relationships with, creative talent, including writers, actors and directors to find screenplays.  We also intend to rely upon our website to identify a story or concept that can be developed into screenplays.  Our President has no experience with identifying commercially viable screenplays, and there can be no assurance that we will be able to acquire such a screenplay. Furthermore, our website has no operating history and there can be no assurance that the website will receive any submissions, or that if it does receive submissions, that the story or concept of the submission can be developed into a screenplay suitable for production into a motion picture.  If we are unable to develop commercially viable screenplays, then our business will fail and you could lose your entire investment.

8.   If our films are not commercially successful, our business may fail.

Producing feature length films involves substantial risks, because it requires that we spend significant funds based entirely on our preliminary evaluation of the screenplay’s commercial potential as a film.  It is impossible to predict the success of any film before the production starts.  The ability of a motion picture to generate revenues will depend upon a variety of unpredictable factors, including:

*          public taste, which is always subject to change;
*	the quantity and popularity of other films and leisure activities available to the public at the time of our release;
*	the competition for exhibition at movie theatres, through video retailers, on cable television and through other forms of distribution; and
*	the fact that not all films are distributed in all media.

For any of these reasons, the films that we produce may not be commercially successful and our business may suffer or fail altogether.

9.   If we are unable to secure distribution for our films, our business will suffer.

Because we lack the resources to distribute our films ourselves, we plan to enter into arrangements with established distributors.  As a result, we may be unable to secure distribution agreements or revenue guarantees before funds are spent on production.  In addition, if we are unable to obtain theatrical distribution on acceptable terms, we may evaluate other alternatives, such as retaining a distributor as an independent contractor or bypassing theatrical distribution altogether.  If we retain a distributor as an independent contractor we may be required to seek additional financing to cover this cost, which we anticipate will be $50,000 to $100,000 per film. If we bypass theatrical distribution and attempt to release our films directly to pay cable or home video, we will probably not generate enough revenues to become profitable.  If we are unable to obtain adequate distribution, we may not have the ability to generate revenue.

10.   Our sole officer and director has limited experience in the motion picture industry, which could prevent us from successfully implementing our business plan, and impede our ability to earn revenue.

Our sole officer and director has limited experience in the motion picture industry. Zoltan Nagy, our sole officer and director, has only produced one film, which was not commercially exploited.  Mr. Nagy’s lack of experience could hinder his ability to successfully develop screenplays that will result in commercially successful films, or to secure production financing.  It is likely that his inexperience with film production and financing will hinder our ability to earn revenue.  Each potential investor must carefully consider the lack of experience of Mr. Nagy before purchasing our common stock.

11.   Because we have only one officer and director who has no formal training in financial accounting and management, who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director.  He has no formal training in financial accounting and management, however, he is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002.  While Mr. Nagy has no formal training in financial accounting matters, he has been preparing the financial statements that have been audited and reviewed by our auditors and included in this prospectus. When the disclosure and accounting controls referred to above are implemented, he will be responsible for the administration of them.  Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment, however, because of the small size of our expected operations, we believe that he will be able to monitor the controls he will have created and will be accurate in assembling and providing information to investors.

12.   If Zoltan Nagy, our president and a director, should resign or die, we will not have a chief executive officer which could result in our operations suspending.  If that should occur, you could lose your investment.

Zoltan Nagy is our sole officer and director.  We are extremely dependent upon him to conduct our operations.  If he should resign or die we will not have a chief executive officer.  If that should occur, until we find another person to act as our chief executive officer, our operations could be suspended.  In that event it is possible you could lose your entire investment.

13.   Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, or our officers and directors misappropriate the funds for their own use, you will lose your investment.

Your funds will not be placed in an escrow or trust account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you.  Further, officers and directors will have the power to appropriate the money we raise.  As such, they could withdraw the funds without your knowledge for their own use.  If that happens, you will lose your investment and your funds will be used to pay creditors.

Risks associated with this offering:

14.   Because our sole officer and director who is also our sole promoter, will own more than 50% of the outstanding shares after this offering, he will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Even if we sell all 2,000,000 shares of common stock in this offering, Ms. Zoltan Nagy will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Nagy will be able to elect all of our directors and control our operations, which could decrease the price and marketability of the shares.

15.   Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

16.   Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000 or $200,000 of the offering is sold.

	$100,000	$200,000
Gross proceeds	$100,000	$200,000
Offering expenses	$30,000	$30,000
Net proceeds	$70,000	$170,000

The net proceeds will be used as follows:

Options to Acquire Film Rights	$10,000	$35,000
Commissioned Screen Plays	$10,000	$10,000
Pre-production costs	$10,000	$12,000
Digital camera	$10,000	$10,000
Marketing	$10,000	$40,000
Office Lease	$0	$12,000
Website	$10,000	$40,000
Working Capital	$10,000	$11,000

Total offering expenses to be paid from the proceeds of the offering are $25,000 for legal fees; $200 for printing our prospectus; $4,500 for accounting/administrative fees; $500 for state securities registration fees; $200 for our transfer agent; and $23.22 for our SEC filing fee.  The foregoing are approximations.  If Zoltan Nagy, our sole officer and director, advances any of the offering expenses, he will be reimbursed from the proceeds of this offering and the offering expenses will be reduced by the amount paid to Mr. Nagy.  In no event will the amounts reimbursed to Mr. Nagy plus the offering expenses set forth above exceed $30,000.00.  In the event that Mr. Nagy advances more than $30,000 for offering expenses, the amount exceeding the $30,000.00 will be reduced to a promissory note and repaid to Mr. Nagy from revenues generated by us.  Currently, Mr. Nagy has advanced the sum of $35,434 all of which is reimbursable.

Options to Acquire Literary Properties, refers to the cost of purchasing the exclusive rights for a negotiated period of time to acquire screenplays that can be produced into a commercially salable motion pictures.  During the term of an option, the owner of the screenplay cannot sell it to any other party.  Upon expiration of an option, we will forfeit the right to purchase the screenplay at the negotiated price.

Pre-production Costs for motion pictures include legal fees, screenplay revisions and consulting fees resulting from the creation of business plans, budgets and shooting schedules.

Marketing Expenses include website development and maintenance costs, film representation, travel and entertainment expenses.

Currently, we conduct our operations from the home of our sole officer and director on a rent free basis.  If we raise the maximum amount in this offering we will rent office space and move our operations out of our sole officer’s and director’s home.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*          our lack of operating history
*          the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholder, and
*          our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 31, 2011, the net tangible book value of our shares of common stock was a deficit of ($15,500) or approximately ($0.003) per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $184,500 or approximately $0.026 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.029 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.029 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.58% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.42% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If 1,500,000 Shares Are Sold:

Upon completion of this offering, in the event 1,500,000 shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $134,500, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.023 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.023 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23.08% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event 1,000,000 shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $84,500, or approximately $0.014 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.017 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.017 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(15,500)
Potential gain to existing shareholders	$200,000
Net tangible book value per share after offering	$184,500
Increase to present stockholders in net tangible book value per share after offering	$0.029
Capital contributions	$50.00
Number of shares outstanding before the offering	5,000,000
Number of shares after offering assuming the sale of the maximum number of shares	7,000,000
Percentage of ownership after offering	71.42%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.029
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	0.02%
Percentage of capital contributions by new investors	99.98%
Percentage of ownership after offering	28.58%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.023
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of capital contributions by existing shareholders	0.03%
Percentage of capital contributions by new investors	99.97%
Percentage of ownership after offering	23.08%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.017
Capital contributions	$100,000
Percentage of capital contributions by existing shareholders	0.05%
Percentage of capital contributions by new investors	99.95%
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Banner Bank, 480 Tyee Drive, Point Roberts, Washington 98281.  Its telephone number is (360) 945-3132.  The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.  This account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds.  Your subscription will only be deposited in a separate bank account under our name.  As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.  Further, if we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached.  Any funds received by us thereafter will immediately used by us.

If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you with interest and without a deduction of any kind.  The SEC staff generally defines “promptly” as a period of up to three days. We will return your funds to you in the form a cashier’s check sent Federal Express on the 271st day.  During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. There are no finders involved in our distribution.  You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering.  The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,

If the changes above occur, any new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering through Zoltan Nagy, our sole officer and director.  He will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.  The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Zoltan Nagy is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer.  He will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Nagy will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

We intend to sell our shares in the states of Wyoming and Colorado, or outside the United States.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.        execute and deliver a subscription agreement; and,
2.        deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to STARFLICK.COM

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.  This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website, locate suppliers of products, and sell products to our customers.  Accordingly, we must raise cash from sources other than operations.  Our only other source for cash at this time is investments by others in our company.  We must raise cash to implement our project and begin our operations.  Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months.  We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering.  We believe that we will be able to raise enough money through this offering to maintain operations for twelve months, but we cannot guarantee that once we begin operations we will stay in business after twelve months.  If we are unable to secure enough suppliers of products at suitably low pricing or enough customers willing to buy the products at higher than the price we have negotiated with our suppliers, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.  If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.  If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy.  If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy.

If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph.  Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

Upon completing this offering, we intend to develop screenplays that can be produced into commercially successful motion pictures having budgets of $5 million or less.  Such development will include the purchase of exclusive options to acquire existing screenplays and the commissioning of a screenplay based on a submission to our website.  We plan to complete this development by January 1, 2012.  To date, we have not secured any options to acquire screenplays or entered into any agreements regarding any other development projects.

Our website, located on the Internet at www.starflick.com, is being developed and is expected to be fully operational by January 1, 2012.  We expect the final development cost of our website to be $43,000.  To the extent that we are unable to sell all of the offered shares, our President will advance sufficient funds to complete development of our website.

The purpose of our website is to encourage the submission of short films (less than 11 minutes) and trailers by aspiring filmmakers.  Posting a submission on our website will cost $19.95.  Submission fees are intended to defray our operating costs and we do not expect them to result in positive revenue.  All submissions may be viewed by any visitor to our website free of charge.  Visitors may vote online for their favorite submission.

At the end of each calendar year, commencing in 2012, we will offer the director of the submission receiving the most votes on our website an opportunity to direct a feature film based on the submission.  To this end, we will also commission a feature-length screenplay to be written by a professional writer, based on the submission.  We will exclusively own all right title and interest in and to the underlying screenplay and any film derived from it.  We may make similar offers in respect of other submissions.

We have set the upper threshold for our commissioned screenwriting budget at $10,000 per script.  This amount was arbitrarily determined by our management based on their experience and assessment of our requirements.

The number of screenplays to which we will be able to secure production rights during the development stage will depend upon the success of this offering.  We plan to develop at least one screenplay based on the submission to our website that receives the most votes in 2008, regardless of the number of shares we sell in this offering.  If the proceeds from this offering are insufficient to pay for such development, our President will advance up to $10,000 on our behalf in this regard.  If we sell 50% of our offering (1,000,000 shares) we expect to have options to acquire two screenplays plus the commissioned screenplay.  If we are successful in selling the maximum amount of this offering (2,000,000 shares), we plan to have options to acquire five screenplays in addition to the commissioned screenplay.

We intend to be very selective when choosing literary properties to develop. All stories must be character driven, with a gripping plot, engaging characters, and subplots that are inextricably I interwoven with the main plot.  They must appeal to a mass audience with a rating of PG, PG-13 or R, and should be within the genres of suspense, drama or comedy.  No screenplay that we select or develop will require more than three main characters, five minor characters, fifteen bit characters.  Scripts cannot require more than 150 extras throughout the entire production, or more than 80 extras in any single scene.  Stories should take place between 35-42 different locations, but production must be limited to no more than 10-20 physical locations.  Scenes must be limited to 16-21 interior and 14-18 exterior, with approximately 80% synchronous sound.  We have not consider any scripts that require more than two special effects scenes, location scenes involving talent, staff or crew travel or per diems, futuristic or period sets, props or wardrobe.

We will not be able to produce a feature film with the proceeds of this offering, regardless of the amount raised, without additional outside financing and cost deferral.  We do not intend to finance the production of any film by selling shares of our capital stock, but rather, through a variety of outside sources.  We will apply for funding through the federal and state governments, and for production services tax credits.  We will attempt to obtain favorable pre-release sales or pre-licensing commitments from independent distributors, foreign distributors, cable networks, and video distributors.  We will request that providers of goods and services accept deferred payment arrangements. We also may assign a portion of our film rights to a joint venture or a co-producer.  In addition, we will consider the formation of a limited liability company or partnership for which we will act as managing member or general partner and privately offer membership or partnership interests to film venture capitalists.  We do not have any present plans, proposals, arrangements or understandings with any parties that will provide production financing.  If we are unable to obtain production financing for any film, then we may be compelled to abandon production of the film.

By January 1, 2012, we will select one of our developed screenplays for pre-production.  Our choice of screenplay for pre-production will be dependent upon various factors including cost, location, marketability and producer availability.  During the pre-production stage, we will prepare a business plan for the film to present to prospective investors and financiers.  We will also attempt to obtain the commitment of a recognizable actor or director, secure the services of a co-producer, finalize the screenplay, and prepare a budget, preliminary shooting schedule and production board.  The commitment of a recognizable acting or directing talent is often useful to secure production financing.  There can be no assurance that we will be able to secure a recognizable actor or director for our films, which may hinder our ability to obtain financing.

The business plan, together with the screenplay, budget, shooting schedule, production board and any talent commitment will then be presented to prospective investors and financiers by our management.  We estimate that it will take four months to complete the pre-production of a film to the point that a business plan can be presented, and cost approximately $12,000.

If we are successful in obtaining sufficient production financing for a motion picture, then we will complete pre-production of the picture, including the hiring of a production team; hiring a casting director to submit the screenplay to appropriate actors as recommended by their agents or as deemed appropriate by us; developing relationships with foreign sales companies to pre-sell foreign film distribution rights; and finalizing shooting location arrangements. We anticipate that it will take a further three months to complete pre-production of the motion picture once we have obtained our financing.

Having completed the pre-production of a motion picture, we will commence production.  The duration of principal photography is established by the shooting schedule during pre-production, with allowances for delays caused by such things as inclement weather, illness, injury, location unavailability.  We intend to limit principal photography of any of our motion pictures to a total of three months.  We estimate that it will that post-production will take four months to complete.  This includes editing, sound, mixing and the final print.  We do not intend to make any films that cost more than $5 million for production and post-production.

We will not earn revenue from the production of a motion picture unless we sell or license our film to a distributor.  As such, effective distribution agreements will be critical to our economic success. We have not as yet negotiated agreements for the distribution of our films.  We will attempt to pre-sell distribution rights during the pre-production stage in order to obtain financing for our motion pictures.  If we are unsuccessful in pre-selling distribution rights, we will be required to obtain a distribution deal after post-production.  We intend to market our films through personal contacts of our officers, and through a film representation company.  We expect that the cost of retaining a film representation company will be $2,500 per film.

We intend to release our films in the United States through existing distribution companies, primarily independent distributors. We will retain the right for ourselves to market the films on a territory-by-territory basis throughout the rest of the world and to market television and other uses separately. In many instances, depending upon the nature of distribution terms available, it may be advantageous or necessary for us to license all, or substantially all, distribution rights through one major distributor.  It is not possible to predict, with certainty, the nature of the distribution arrangements, if any, which we may secure for our motion pictures.  The extent that we engage in foreign distribution of our films, we will be subject to all of the additional risks of doing business abroad including, but not limited to, government censorship, currency fluctuations, exchange controls, greater risk of “piracy” copying, and licensing or qualification fees.

If we are unable to obtain theatrical distribution on acceptable terms, we may evaluate other alternatives such as retaining a distributor as an independent contractor or bypassing theatrical distribution altogether.  If we retain a distributor as an independent contractor we may need to seek additional financing to cover this cost, which we anticipate will be $50,000 to $100,000 per film. If we bypass theatrical distribution and attempt to release our films directly to pay cable or home video, we will probably not generate enough revenues to become profitable.  If we are unable to obtain adequate distribution, we may not have the ability to generate revenues.

We will not be conducting any research.  We are not going to buy or sell any plant or significant equipment during the next twelve months.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations.  If we cease operations, we do not know what we will do and we do not have any plans to do anything.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance.  We are in a start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable and competitive, we have to locate and negotiate agreements with manufacturers to offer their products for sale to us at pricing that will enable us to establish and sell the products to our clientele at a profit.  We are seeking equity financing to provide for the capital required to implement our operations.

We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on March 24, 2011 to March 31, 2011

During the period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this registration statement. We have prepared an internal business plan.  We have reserved the domain name “www.starflicks.com .”  Our net loss since inception is $15,550 of which $15,000 is for legal fees and $550 is for accounting fees and general office costs.  The $15,000 in legal fees are related to the offering of securities under this registration statement.  We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

Since inception, we sold 5,000,000 shares of common stock to our sole officer and director for $50.

Liquidity and capital resources

As of the date of this prospectus, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933.  This was accounted for as a sale of common stock.

As of March 31, 2011, our total assets were $20,484 and our total liabilities were $35,984 comprising of $35,434 owing to Zoltan Nagy, our sole officer and director for payments made to our attorney for the incorporation of the company.  As of March 31, 2011 we had cash of $50.

BUSINESS

General

We were incorporated in the State of Nevada on March 24, 2011. We are a development stage independent motion picture producer.  We have not generated any revenues and the only operations we have engaged in is planning our website and the development of a business plan.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause its plans to change.

We have not begun operations and will not begin operations until we completed this offering.  Our plan of operation is forward looking and there is no assurance that we will ever begin operations.  Our prospects for profitability are not favorable.

The Motion Picture Industry

The “major” studios dominate the motion picture industry in the United States by controlling the distribution of films that they produce as well as films that are produced by “independent” studios. These major studios include among others: The Walt Disney Company; Sony Pictures Entertainment; Paramount Pictures; Twentieth Century Fox Film Corporation; Universal Studios; and Warner Bros. Entertainment.

Historically, the major studios financed, produced and distributed the vast majority of American-made motion pictures. Today, much of the financing and distribution of major motion pictures remains in the control of these major studios. But as many of the major studios have become part of large conglomerate business operations, or diversified their operations, they have adopted a policy of producing only a relatively small number of films each year. As demand for filmed entertainment has increased, many smaller, independent film production companies have been successfully established to fill the excess demand for motion pictures.

We believe that two convergent trends in the production and distribution of motion pictures have led to an opportunity for our proposed low-budget independent films to be profitably exploited: the increasing commercial success of independent films and the increasing commercial success of DVDs.

In the last decade, the distribution of independent films, films produced by independent production companies outside of the major studios, brought increasing commercial success to the major studios that were distributing them. We believe that what was once considered an uncharacteristic and uncommon success, high-grossing independent films such films as The Blair Witch Project  (1999), have become a more consistent trend. And recently, independent films that appeal to specialized audiences are regularly becoming high-grossing films, such as My Big Fat Greek Wedding  (2002),  Open Water  (2003), and  The Passion of the Christ  (2004). We believe that increasing commercial success of independent films that cater to specific audiences or specialized tastes is an indication that consumer tastes have proven broader than what the major studios can fulfill, and an increasing demand exists for low-budget, independent films in both the international and domestic markets.

As the demand for a diversity of motion pictures has expanded, so too has audience market with the commercial success of the DVD format. The popular and inexpensive DVD format has expanded the audience market beyond traditional theatrical distribution. The high production, marketing, and distribution costs for films produced for theatrical distribution economically require that theatrically distributed films have the broadest possible audience appeal. However, with the expansion of the audience market to include the vast audience watching motion pictures at home on DVD, we believe less general, more specific audiences can be sought, targeted and profitably exploited with low-budget motion pictures geared toward such audiences.

Although the Writers Guild of America currently defines a low-budget motion picture as one produced for less than $1.2 million, the vast majority of low-budget motion pictures or “B-movies” are produced with considerably smaller budgets. Historically, “B-movie” referred to a film’s status as a cheaply produced, second film of a double bill, following the “A-movie,” or feature attraction. Today, “B-movies,” sometimes referred to as “genre” films, are independent motion pictures, which for budgetary, thematic, and aesthetic reasons, deviate from the accepted cinematic mainstream, conforming to a different standard of production quality. Traditionally, B-movies fall into the realm of the horror, science fiction, action/adventure, urban, or exploitation genres - thus referred to as genre films. However, we use an expanded definition of genre film to include genre niches, meaning any low-budget film that is geared to a specific or specialized audience, such as motion pictures for women, young adults, or even a specific ethnic or religious audience. We do not plan to limit ourselves to the production of genre films within any single genre, but rather to the production of low-budget motion pictures geared to any specialized audience that we believe can be effectively targeted. We plan to concentrate on the production and distribution of these genre films that will range between $75,000 and $100,000 in production costs. We believe that by employing emerging high-definition digital video technologies and an amateur talent pool, we can create unique and viable genre films in this budget range.

The Digital Video Industry

The availability of digital video (“DV”) has created the possibility for unprecedented low-budget motion picture production, alleviating many technical and financial burdens of filmmaking. DV is video technology that treats video and audio as digital information. With this technology, motion picture image and audio data can be stored, manipulated, and relayed with the ease of any other computer data.

Since its introduction to consumers in 1994, DV has rapidly grown in popularity. And more recently, consumer-priced DV has grown dramatically in capability allowing the capture of images of quality comparable to traditional 35-millimeter film production, which is the standard for major studio theatrical film production.

Generally, DV offers several benefits including:

*	extremely portable, inexpensive cameras and media;
*	excellent images and color reproduction of appropriate resolution for broadcast television, DVD, as well as theatrical distribution;
*	CD quality digital sound recording;
*	the ability to use a high speed connection to transmit video and audio digitally in and out of a computer or another DV device, avoiding any loss of quality with transfers and copies;
*	and affordable, desktop or laptop computer-based editing systems.

Production also offers several indirect production advantages over traditional film production. Producing with DV, a filmmaker can view and even edit filmed results immediately as opposed to traditional film production in which processing is required to view “dailies” - the raw, unedited footage that are reviewed each day as a film is being produced. With DV, adjustments can be made immediately, as opposed to only later, upon review of processed film, as is with traditional film production and dailies. Also, the light sensitivity of DV equipment allows for the use of smaller, less expensive and less electrically demanding lighting set-ups. This creates a set or shooting environment that is easier to set up, reconfigure and transport. And additionally, since DV is captured onto inexpensive tapes or directly onto a computer hard drive, the cost of digital “film stock” is practically negligible and, therefore, there is little additional media cost in capturing as many takes, re-takes or set-ups as are required to complete a scene. In traditional film production, each frame of film shot and processed has a measurable and significant cost, which would make a comparably free-form production strategy cost prohibitive. Overall, DV allows for small, direct, and inexpensive productions.

A recent advancement in DV has been the introduction of low-cost high-definition digital video (“HD”) cameras. Major studios are using HD digital video more frequently in the production of theatrical motion pictures. Until recently, HD equipment and production has been comparable in cost and complexity to traditional 35-millimeter production, though offering the production and post-production advantages of the digital production workflow. In the last year, though, this equipment has become available at the prices of standard definition (“SD”) digital video, the affordable digital video technology previously and currently available to consumers and filmmakers. HD digital video has six times more lines of resolution than SD digital video and, therefore, offers a much sharper picture. The increased resolution makes HD an appropriate medium for films intended to be projected in theatres, as a high resolution source is required in order to create a detailed large projection.

Although the resolution limitations of standard television and DVD are below that of the capabilities of HD, so when producing a low budget motion picture that is ultimately destined for DVD only distribution SD technology may be sufficient, we believe that the advantages of capturing in HD, as opposed to SD, will offer more options for our productions as they could be released on a future HD DVD format or even have theatrical distribution. HD resolution televisions are currently available and being adopted by consumers, though currently not as ubiquitous as SD televisions. And though the current DVD format is not HD, future home video formats will be, as several formats are already in development. Therefore, we believe producing motion pictures in HD digital video is prudent practice to insure future marketability and compatibility of our motion pictures without significantly increasing the budgets of our productions as they can be distributed on current and near-future DVD technologies.

Overall, we believe that digital and video technology advances are allowing cinema-quality productions to be made for under $100,000. Recent breakthroughs in technology have made it possible to capture movies using digital video cameras with fidelity akin to that of 35-millimeter film for distribution on DVDs, television or even to project them digitally in theaters with no loss of image quality.

Motion Picture Development and Production

Motion picture production consists of four steps: development, pre-production, production and post-production.

Development begins when we commission, acquire, or develop a screenplay. Once in possession of the screenplay, we seek commitments from a director, the principal cast members and other creative personnel. Also, a tentative production schedule and budget is prepared.

Pre-production begins when the screenplay is completed and the commitments have been arranged. During pre-production, we expect to engage creative personnel to the extent not previously committed; finalize the filming schedule and production budget; obtain insurance; establish filming locations; secure whatever studio facilities are required; and, if necessary, secure completion guarantees.

Production begins when principal photography begins and ends when principal photography ends. We plan to limit production to less than one month in order to control costs and limit obligations on amateur and voluntary creative personnel.

Post-production begins upon completion of principal photography. During post-production, we plan to edit the motion picture, add audio effects, create computer-generated effects, titling, etc., which will complete the motion picture and prepare it for DVD production.

Our Production Strategy

From development to post-production, we plan to use various strategies, in addition to the use of digital technologies, so that the budgets of our motion pictures remain within our proposed range of $75,000 to $100,000.

Foremost, we plan to be very selective with the underlying stories of our motion pictures. The stories must have practical limitations on the number of characters, locations, and action in order to be successfully executed within our proposed budget.

We plan to use a combination of paid and voluntary, amateur talent for all aspects of production: actors and stunt men, production staff including camera and sound crews and set workers, as well as wardrobe, makeup, and special effects personnel. We believe that we can create our productions with the use of creative and technical personnel that are willing to contribute their talents, for less than standard industry compensation, out of an enthusiasm to participate in the productions, the opportunity to gain experience in various aspects of motion picture and digital video production, or to promote their particular skill, such as wardrobe design, special effects, or makeup, in one of our motion pictures. We plan to create an informal and collaborative working environment, in which all personnel will have the potential to offer significant contributions to the productions. We will promote our productions as a venue for emerging creative talent, or those seeking a production environment receptive to experimental ideas. We plan to advertise position openings and solicitations for talent on our websites, industry websites, trade publications as well as local publications, schools, and universities in areas in which we will shoot on location. There is no assurance that we will be able to attract talented personnel to contribute to our productions, especially for less than standard industry compensation.

Whenever practical, we plan to shoot our productions on location, at an existing site, eliminating the cost of renting or leasing studio space for the construction of sets or artificial environments. When shooting on location, we will employ local talent for various positions so that we are not entirely responsible for travel and living expenses of personnel. The mobility and flexibility of the digital technologies would allow for easy set-ups under a wide variety of conditions and lessen the general need for controlled environments.

The DVD Industry

DVD is a form of optical disc storage technology. Essentially, DVDs can be considered bigger, faster CDs that can hold cinema-like video and audio that is better than CD-quality, as well as computer data. DVD has widespread support from all major electronics companies, all major computer hardware companies, and all major music and movie studios.

According to figures compiled by the Digital Entertainment Group (DEG), based on data from the Consumer Electronics Association (CEA), retailers and manufacturers, 37 million DVD players were sold to U.S. consumers in 2004, a 10 percent increase over the previous year. More than 17 million DVD players were sold in the fourth quarter alone. The DEG is a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the benefits of the DVD format while providing updated information to the media and the retail trade.

Since the launch of the DVD format, hardware and media to consumers, more than 127 million DVD players (including set-top and portable DVD players, home-theater-in-a-box systems, TV/DVD and DVD/VCR combination players) have been sold, bringing the number of DVD households to 70 million (adjusting for households with more than one player). Approximately 45 percent of these owners now have more than one player. Further, the DEG estimates that more than 80 percent of households in the United States alone will have at least one DVD player by year-end 2005.

As far as media spending according to the DEG, consumers spent a record $21.2 billion renting and buying DVDs in 2004. DVD retail sales alone grew to $15.5 billion in 2004, a 33 percent increase over the previous year.

Some features of DVDs include:

*	over two hours of high-quality digital video;
*	support for widescreen movies on standard or widescreen TVs;
*	up to eight tracks of digital audio, each with as many as eight channels which can be used to encode multiple languages, voice-overs, etc;
*	automatic branching of video for multiple story lines or ratings on one disc;
*	up to nine camera angles, which allow for different viewpoints to be selected during playback;
*	menus and simple interactive features;
*	instant rewind and fast-forward;
*	instant search to title, chapter, music track, and time code;
*	durable media that does not wear from playing, only from physical damage;
*	compact size that is easy to handle, store, and ship;
*	and replication that is cheaper than tapes.

DVD Production

DVD production has two basic phases: development and replication.

Development. DVD video development has three basic parts: encoding; authoring, which includes design, layout, and testing; and pre-mastering. The entire development process is sometimes referred to as authoring. Many service bureaus provide development facilities. However, with the availability of consumer priced technologies, we intend to set up in-house authoring facilities.

Since we plan to create our motion pictures using exclusively a digital production environment, our motion pictures will be in a format immediately suitable for DVD authoring without any additional preparation.

We plan to author our DVDs by employing desktop computers. Prices for software and hardware have dropped very rapidly and continue to drop, to where DVDs can be authored on a desktop computer system that costs less than $1,000.

Replication and Duplication. Replication is usually a separate job done by large plants. Large production run DVD replication equipment typically costs millions of dollars. A variety of machines are used to create a glass master, create metal stamping masters, stamp disc layers in hydraulic molds, apply reflective layers, bond layers together, print labels, and insert discs in packages.

For smaller production runs, it is considerably cheaper to use DVD duplication technology. We anticipate that we will be able to meet our customer demand by setting up our own DVD duplication facility. By employing this method, we will be able to maintain a catalog of films and be able to print titles on demand. For very popular titles, we may be required to employ a service bureau for replication.

DVDs cost about $1,000 to master and about $0.50 to replicate depending on the size of the production run. Duplication only requires blank DVD media, which costs approximately $0.50 - $1.00 to duplicate. We plan to create our own DVD masters from our motion pictures and duplicate DVDs for the sole cost of the blank media.

DVD post-production services primarily involve printing, packaging, fulfillment and distribution. We intend to maintain equipment to provide for packaging configurations and fulfillment. The standard packaging configuration is a plastic

The Internet industry

Our Internet sites will offer our motion pictures for sale to the Internet consumer on DVD. We believe that by selling the DVDs of our films on the Internet, we can circumnavigate the traditional methods of film distribution: theatrical release, video rental, and television. We believe that with a proper marketing campaign, our Internet sites can develop into an effective means to distribute our motion pictures.

We plan to create individual Internet sites for each film that we produce. These marketing and e-commerce sites will contain promotional information for each film, including story synopses, still images from the motion picture and behind-the-scenes production stills, short streaming video clips from the films; as well as offer visitors the opportunity to purchase a copy of the film on DVD directly from the website from an online store. If we have produced more than one film, the online store will make available for sale all films that we have produced. Additionally, if we have produced more than one film, each film marketing site will be interconnected to other film marketing sites in order to promote multiple film properties to a single visitor.

To draw visitors to our Internet sites, we plan to implement a targeted online marketing campaign that will attempt to achieve visibility in places where our prospective audience is likely to be browsing. Since our motion pictures will be targeted to specific audiences, our online campaign will be tailored to target sites that we believe generate traffic from Internet users who would be interested in our motion pictures.

We intend to promote our website on search engines and directories such as Google, (www.google.com), Yahoo (www.yahoo.com) and those powered by the Open Directory Project (www.dmoz.org). As a result, when a potential visitor types in key words related to B-movies, genre films, DVDs, or the thematic or narrative content of one of our films, we will try to have our Internet site for our films listed as a search result. There is no assurance that we can obtain such status.

Targeted links to our website from sites of related content, will be another method of obtaining visitors and potential customers. We believe that a significant Internet presence exists for sites dedicated to low-budget motion pictures including reviews; discussion, critique and analysis; and fan-admiration, as well as DVD collecting in general, where we are likely to find our target audience and to place targeted links. These links may increase targeted traffic to our Internet site. Additionally, we intend to place links to our websites from sites that deal with content thematically related to the stories of our films. There is no assurance that we will be able to convince website operators to create a link to our websites or to attract visitors to our websites using such targeted links.

Additionally, we plan to announce news on our motion pictures on the Internet and in press releases. We will e-mail our press releases to targeted print and Internet publications. If there are articles, editorial pieces, or reviews of our films, they may generate increased traffic to our Internet site, promoting visibility and an opportunity to sell our films. There is no assurance that there will be any articles, editorial pieces, or reviews of our films, and if there are, they may not generate increased traffic to our site or promote our visibility.

Our Philosophy

We are committed to the development and production of commercially salable feature-length motion pictures having budgets of up to $5 million, but which have enduring value in all media.  We anticipate not only acquiring rights and producing motion pictures but also capitalizing on other marketing opportunities associated with these properties.

We do not have sufficient capital to independently finance our own productions. We intend to rely on outside sources of financing for all film production activities.  We plan to use most of our available capital to finance film development by acquiring options to existing screenplays and commissioning new screenplays, pre-production and marketing.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to produce commercially successful motion picture films.  In order to succeed, we must develop or acquire screenplays appropriate for production and distribution.  We intend to rely on our President’s access to and relationships with, creative talent, including writers, actors and directors to find suitable existing screenplays.  We also intend to rely upon our website to identify a story or concept that can be developed into a new screenplay.

Our website is being developed and is expected to be fully operational by January 31, 2012.  The purpose of our website is to encourage the submission of short films (less than 11 minutes) and trailers.  Posting a submission on our website will cost $19.95.  Submission fees are intended to defray our operational costs, and we do not expect them to result in positive revenue.  All submissions may be viewed by any visitor to our website free of charge. Visitors may vote online for their favorite submission.  At the end of each calendar year, commencing in 2012, we will offer the director of the submission receiving the most votes on our website an opportunity to direct a feature film based on the submission.  To this end, we will also commission a feature-length screenplay to be written by a professional writer, based on the submission.  We will exclusively own all right title and interest in and to the screenplay and any film derived from it.  We may make similar offers in respect of other submissions.

We plan to employ a flexible strategy in developing and producing our motion picture and film properties.  We will use our own capital and financial resources to develop a project to the point where it is ready to go into production.  For each motion picture, we will assemble a business plan for presentation to prospective investors and financiers, consisting of the screenplay, a budget, shooting schedule, production board and the commitment by a recognizable actor or director.

We believe that we should be able to secure recognizable talent based on the attractiveness of the screenplay but we may also offer, as an added incentive, grants of our stock or options to acquire our stock.  We will then secure the financing to produce the movie and make it available for distribution.  The financing may come from federal and provincial governments, financial institutions, lenders with profit participation, advances from distribution companies, accredited investors or a combination of outside sources.

By developing a film project to this advanced stage, we believe that we will be able to maximize our leverage in negotiating production and financing arrangements.  Nevertheless, there may be situations when we may benefit from financial assistance at an earlier stage.  These occasions may be necessary as a result of lengthy development of a screenplay, the desirability of commissioning a screenplay by a highly paid writer, the acquisition of an expensive underlying work, or a significant financial commitment to a director or star.

It is common for motion picture producers to grant contractual rights to actors, directors, screenwriters, and other creative and financial contributors to share in revenue or net profits from the motion picture.  Except for the most sought-after talent, these third-party participants are generally paid after all distribution fees, marketing expenses, direct production costs and financing costs are recouped in full.  We plan to be flexible in compensating talent. We are not adverse to entering into profit sharing arrangements.  We will also consider the use of our securities to reward the actors and other participants in a successful motion picture.

Motion picture revenue is derived from the worldwide licensing of a film to several distinct markets, each having its own distribution network and potential for profit. The selection of the distributor for each of our feature films will depend upon a number of factors. Our most basic criterion is whether the distributor has the ability to secure bookings for the exhibition of the film on satisfactory terms. We will consider whether, when and in what amount the distributor will make advances to us. We will also consider the amount and manner of computing distribution fees and the extent to which the distributor will guarantee certain print, advertising and promotional expenditures.  We will not attempt to obtain financing for the production of a particular film unless we believe that adequate distribution arrangements for the film can be made.

No assurance can be given that our motion pictures, if produced, will be distributed and, if distributed, will return our initial investment or make a profit. To achieve the goal of producing profitable feature films, we plan to be extremely selective in our choice of literary properties and exercise a high degree of control over the cost of production.  Although we plan to produce films that will generate substantial box office receipts, we will produce our films in a fiscally conservative manner. We believe that it is possible for a feature film to return the initial investment and show a profit based on an average box office run, with residuals from the sale of ancillary rights adding to cash flow in future years.  By keeping strict control of our costs, we will strive for consistent and profitable returns on our investment.

Feature Film Production

Feature film production does not require the ownership of expensive equipment. All the necessary equipment needed to engage in every aspect of the film production process can be rented or borrowed for the period in which it is needed.  This is standard operating procedure for all production companies within the industry and we plan to follow this procedure in our productions. Such rentals and temporary equipment are accounted for in the budget of each film in what are called the “below the line” costs that are directly charged to the production or the cost of “manufacturing” the film.  We plan to rent whatever equipment is needed for the shortest period of time and to coordinate its use to avoid idle time.

Essential to our success will be the production of high quality films having budgets of $5 million or less that have the potential to be profitable.  We will not engage in the production of X-rated material. We plan to make motion pictures that appeal to the tastes of the vast majority of the movie-going public. Our films will be cast into a wide range of genres, with our initial focus being on suspense, drama, and comedy.  All our films will be suitable for domestic and international theatrical exhibition, pay cable, network and syndicated television, as well as all other ancillary markets.

The low budgets within which we intend to operate will serve the dual purpose of being low enough to limit our downside exposure and high enough to pay for a feature film with accomplished actors or directors that appeal to the major markets. The market pull of the talent to be used must justify their fees by helping to attract advances. Our budgets must remain small enough so that a large percentage of our capital is not put at risk. We intend to produce projects with built-in break-even levels that can be reached with ancillary and foreign distribution revenue. If the movie crosses-over into a wide national distribution release, we can potentially generate a large profit because our share is not limited as with ancillary and foreign revenue.  In order to produce quality motion pictures for relatively modest budgets, we will seek to avoid the high operating expenses that are typical of major U.S. studio productions.  We do not plan on having high overhead caused by large staff, interest charges, substantial fixed assets, and investment in a large number of projects that are never produced.  We believe that by maintaining a smaller, more flexible staff, with fewer established organizational restrictions we can further reduce costs through better time management than is possible in a major studio production.

We also plan to enter into co-productions with experienced and qualified production companies in order to become a consistent supplier of motion pictures to distributors in the world markets.  With dependable and consistent delivery of product to these markets, we believe that distribution arrangements can be structured that will be equivalent to the arrangements made by major studios. We do not want to relinquish control of our productions, so we intend to provide up to 50% of the required funds. We may obtain our portion of the production costs from third parties in the form of debt financing, profit participation or such financing, and as such, we may be required to relinquish control of the project.  If we lose control of the project then we will likely be unable to influence the production, sale, distribution or licensing of the film. Primary responsibility for the overall planning, financing and production of each motion picture will rest with our management. For each motion picture we will employ an independent film director who will be responsible for, or involved with, many of the creative elements, such as direction, photography, and editing.  All decisions will be subject to budgetary restrictions and our business control, although we will permit an independent director to retain reasonable artistic control of the project, consistent with its completion within strict budget guidelines and the commercial requirements of the picture.

Financing Strategy

We will not be able to produce a feature film on our own with the proceeds of this offering without additional outside financing and the deferral of certain production costs.  Wherever possible we will attempt to make arrangements with providers of goods and services to defer payment until a later stage in the production and financing cycle.  Once a film package has been assembled, there are various methods to obtain the funds needed to complete the production of a motion picture.  Examples of financing alternatives include the assignment of our rights in a film to a joint venture or a co-producer.  Alternatively, we may form a limited liability company or partnership where we will be the managing member or the general partner. We may also obtain favorable pre-release sales or pre-licensing commitments from various end-users such as independent domestic distributors, foreign distributors, cable networks, and video distributors. These various techniques, which are commonly used in the industry, can be combined to finance a project without a major studio financial commitment.  We do not intend to sell shares of our capital stock to finance the production of any film.

We may use any one or a combination of these or other techniques to finance our films. We anticipate that any financing method will permit us to maintain control over the production. There can be no assurance that we will be able to successfully arrange for such additional financing and to the extent we are unsuccessful, our production activities may be adversely affected.

As part of our financing strategy, we may use some of the proceeds of this offering that are allocated to movie production to be used as an advance payment to secure the services of a star actor. This will assure the actor’s services and will assist us in obtaining financing to produce the movie.

Distribution Arrangements

Effective distribution is critical to the economic success of a feature film, particularly when made by an independent production company. We have not as yet negotiated any distribution agreements.

We intend to release our films in the United States through existing distribution companies, primarily independent distributors. We will retain the right for ourselves to market the films on a territory-by-territory basis throughout the rest of the world and to market television and other uses separately.  In many instances, depending upon the nature of distribution terms available, it may be advantageous or necessary for us to license all, or substantially all, distribution rights through one major distributor.

It is not possible to predict, with certainty, the nature of the distribution arrangements, if any, that we may secure for our motion pictures.

To the extent that we engage in foreign distribution of our films, we will be subject to all of the additional risks of doing business abroad including, but not limited to, government censorship, currency fluctuations, exchange controls, greater risk of “piracy” copying, and licensing or qualification fees.

Competition

The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment.  The industry is currently evolving such that certain multinational multimedia firms will be able to dominate because of their control over key film, magazine, and television content, as well as key network and cable outlets.  These organizations have numerous competitive advantages, such as the ability to acquire financing for their projects and to make favorable arrangements for the distribution of completed films.

We will be competing with the major film studios that dominate the motion picture industry.  Some of these firms we compete with include: Lion’s Gate Entertainment, Twentieth Century Fox; AOL Time Warner’s Warner Bros. including Turner, New Line Cinema and Castle Rock Entertainment; Viacom’s Paramount Pictures; Vivendi Universal’s Universal Studios; Sony Corp.’s Sony Pictures including Columbia and TriStar; Walt Disney Company’s Buena Vista, Touchstone and Miramax and Metro-Goldwyn-Mayer including MGM Pictures, UA Pictures, Orion and Goldwyn.  We will also compete with numerous independent motion picture production companies, television networks, and pay television systems, for the acquisition of literary properties, the services of performing artists, directors, producers, and other creative and technical personnel, and production financing. Nearly all of our competitors are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements.  Our success will depend on public taste, which is both unpredictable and susceptible to rapid change.

As an independent film production company, we most likely will not have the backing of a major studio for production and distribution support. Consequently, we may not be able to complete a motion picture.  If we do, we may not be able to make arrangements for exhibition in theaters.  Our success in theaters may determine our success in other media markets.

In order to be competitive, we intend to create independent motion pictures of aesthetic and narrative quality comparable to the major film studios that appeal to a wide range of public taste both in the United States and abroad.  By producing our films in Canada we believe that we will be able to significantly reduce production costs, and thereby offer our films to distributors at extremely competitive pricing.  We plan to be very selective when developing screenplays.  We plan to produce our motion pictures efficiently, by employing talented and established professionals with experience in the industry.  Also, we plan on exploiting all methods of distribution available to motion pictures.

Intellectual Property Rights

Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, including Canada.  These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws. We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for all of our pictures under the laws of the applicable jurisdictions. Motion picture piracy is an industry-wide problem.  Our industry trade association provides a piracy hotline and investigates all piracy reports. The results of such investigations may warrant legal action, by the owner of the rights, and, depending on the scope of the piracy, investigation by the Federal Bureau of Investigation and/or the Royal Canadian Mounted Police with the possibility of criminal prosecution.

Under the copyright laws of the United States and Canada, copyright in a motion picture is automatically secured when the work is created and “fixed” in a copy. We intend to register our films for copyright with both the Office and the United States Copyright Office and the Canadian Copyright Office.  Both offices will register claims to copyright and issue certificates of registration but neither will “grant” or “issue” copyrights.  Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture can be protected under copyright. Copyright in both Canada and the United States does not cover the idea or concept behind the work or any characters portrayed in the work.  Registration with the appropriate office establishes a public record of the copyright claim.

Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor, and others. Under the laws of both the United States and Canada, these individuals are not always considered the “authors,” however, because a motion picture is frequently a “work made for hire.” In the case of a work made for hire, the employer, not the individuals who actually created the work, is considered the author for copyright purposes.  We intend all of our films to be works made for hire in which we will be the authors and thereby own the copyright to our films.

Canada’s copyright law is distinguished from that of the United States by recognizing the moral rights of authors.  Moral rights refer to the rights of authors to have their names associated with their work, and the right to not have their work distorted, mutilated or otherwise modified, or used in association with a product, service, cause or institution in a way that is prejudicial to their honor or reputation.  Moral rights cannot be sold or transferred, but they can be waived.  We intend that all individuals who contribute to the creation of any of our motion pictures will be required to waive any such moral rights that they may have in the motion picture.

For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease or lending, or when an offering is made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like) for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation and is ordinarily given a term enduring for the author’s life plus an additional 70 years after the author’s death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.

Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to us, especially overseas. We may lose an indeterminate amount of revenue as a result of motion picture piracy. Being a small company, with limited resources, it will be difficult, if not impossible, to pursue our various remedies.

Motion picture piracy is an international as well as a domestic problem. It is extensive in many parts of the world. In addition to the Motion Picture Association of America, the Motion Picture Export Association, the American Film Marketing Association, and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. The United States government has publicly considered trade sanctions against specific countries that do not prevent copyright infringement of American motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions may impact the revenue that we realize from the international exploitation of our motion pictures. If not enacted or if other measures are not taken, the motion picture industry, including us, may lose an indeterminate amount of revenue as a result of motion picture piracy.

Censorship

An industry trade association, the Motion Picture Association of America, assigns ratings for age group suitability for domestic theatrical distribution of motion pictures under the auspices of its Code and Rating Administration. The film distributor generally submits its film to the Code and Rating Administration for a rating. We plan to follow the practice of submitting our motion pictures for ratings.

Television networks and stations in the United States as well as some foreign governments may impose additional restrictions on the content of a motion picture that may wholly or partially restrict exhibition on television or in a particular territory.

We will not engage in the production of X-rated material. We plan to make motion pictures that appeal to the tastes of the vast majority of the movie-going public. We plan to produce our motion pictures so there will be no material restrictions on exhibition in any major market or media. This policy may require production of “cover” shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories.

There can be no assurance that current and future restrictions on the content of our films may not limit or affect our ability to exhibit our pictures in certain territories and media.

Theatrical distribution of motion pictures, in a number of states and certain jurisdictions, is subject to provisions of trade practice laws passed in those jurisdictions. These laws generally seek to eliminate the practice known as “blind bidding” and prohibit the licensing of films unless theater owners are invited to attend screenings of the film first. In certain instances, these laws also prohibit payment of advances and guarantees to film distributors by exhibitors.

Labor Laws

We are aware that the cost of producing and distributing filmed entertainment has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many of the screenplay writers, performers, directors and technical personnel in the entertainment industry who will be involved in our productions are members of guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations.  If such actions impede our ability to operate or produce a motion picture, it may substantially harm our ability to earn revenue.

We will use non-unionized talent whenever possible to reduce our costs of production.  Notwithstanding, many individuals associated with our productions, including actors, writers and directors, will be members of guilds or unions, that bargain collectively with producers on an industry-wide basis from time to time. Our operations will be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions.  Strikes or other work stoppages by members of these unions could delay or disrupt our activities.  The extent to which the existence of collective bargaining agreements may affect us in the future is not currently determinable.

MANAGEMENT

Officers and Directors

Our sole director will serve until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his or his successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Zoltan Nagy	45	president, principal executive officer, secretary,
1361 Peltier Drive		treasurer, principal financial officer, principal
Point Roberts, Washington 98281		accounting officer and sole member of the board of directors

Background of Our Sole Officer and Director

Since March 24, 2011, Zoltan Nagy has been our president, secretary, treasurer, principal financial officer, principal accounting officer and sole member of our board of directors.  Since August 30, 2007, Mr. Nagy has been president, chief executive officer, treasurer, secretary and a director of Raptor Technology Group, Inc., a Nevada corporation whose common stock is traded on the Bulletin Board under the symbol RAPT.  Raptor Technology Group, Inc. is engaged in the business of fabrication of equipment.  Since 2002, Mr. Nagy has been active in the filmed entertainment industry as an actor, production assistant, camera operator and director on several television shows, commercials and motion pictures.  Mr. Nagy received a diploma in film direction from Los Angeles City College in 1993.

The person named above has held his offices/positions since inception of our company and are expected to hold his offices/positions until the next annual meeting of our stockholders.

Involvement in Certain Legal Proceedings

During the past ten years, Mr. Nagy has not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining her from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

We do not have an audit committee financial expert.  We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee are that our sole officer and director will devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the last three fiscal years ending March 31, 2011 for our sole officer. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in
Pension
Value &
Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Zoltan Nagy	2011	0	0	0	0	0	0	0	0
President	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0

We have no employment agreements with our sole officer. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Compensation of Directors

The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director’s service contracts.  The following table sets forth compensation paid to our sole director from inception on March 24, 2011 to our year end on March 31, 2011.  Since that time we have not paid any compensation to Mr. Nagy either as an executive officer or as a director.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Zoltan Nagy	0	0	0	0	0	0	0

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

				Percentage of
	Number of	Percentage	Number of Shares	Ownership
	Shares	of Ownership	After Offering	After the Offering
Name and Address	Before the	Before the	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	Offering	Offering	Shares are Sold	Shares are Sold
Zoltan Nagy	5,000,000	100%	5,000,000	71.43%
1361 Peltier Drive
Point Roberts, WA 98281

All Officers and Directors as a Group	5,000,000	100%	5,000,000	71.43%
(1 person)

[1]
The person named above may be deemed to be a “parent” and “promoter” of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Mr. Nagy is the only “promoter” of our company.

Future sales by existing stockholders

A total of 5,000,000 shares of common stock were issued to our sole officer and director, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold by affiliates, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition, provided the Company was not a shell company when the shares were issued or prior thereto.  A shell company is a corporation with no or nominal assets or its assets consist solely of cash and no or nominal operations. We believe we are not a shell at this time since we have more than nominal operations.

Shares purchased in this offering, which will be immediately resalable. The resale of shares could have a depressive effect on the market price should a market develop for our common stock.  There is no assurance a market will ever develop for our common stock.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There is one holder of record for our common stock. The record holder is our sole officer and director who owns 5,000,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, Zoltan Nagy, our sole officer and directors, will own approximately 71.43% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.  Its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

On March 24, 2011, we issued a total of 5,000,000 shares of restricted common stock to Zoltan Nagy, our sole officer and director in consideration of $50.

Further, Mr. Nagy has advanced funds to us for our legal, audit, filing fees, general office administration and cash needs.  As of March 31, 2011, Mr. Nagy advanced us $35,434.  Mr. Nagy will be reimbursed for funds advanced for this offering up to a maximum of $30,000.  There is no written agreement evidencing the advancement of funds by Mr. Nagy or the repayment of the funds to Mr. Nagy.  The entire transaction was oral.

Mr. Nagy allows us to use approximately 100 square feet of his home for our operations on a rent free basis.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to March 31, 2011, included in this prospectus have been audited by MaloneBailey, LLP, Independent Public Accountants, 10350 Richmond Ave., Suite 800, Houston, Texas 77042, telephone (713) 343-4200 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S. 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 passed on the legality of the shares being offered in this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Registered Public Accounting Firm.

Our financial statements from inception to March 31, 2011 (audited), immediately follow:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Starflick.com Incorporated
(A Development Stage Company)
Point Roberts, Washington

We have audited the accompanying balance sheet of Starflick.com Incorporated, (a Development Stage Company) (the “Company”) as of March 31, 2011 and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from March 24, 2011 (inception) to March 31, 2011.   These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starflick.com Incorporated as of March 31, 2011, and the results of its operations,  and its cash flows for the period noted above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

June 7, 2011

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Balance Sheet
as at March 31, 2011

2011
$
ASSETS

Current Assets
Cash and cash equivalents	50

Non-current Assets
Website Development Costs (note 2)	20,434
Less accumulated amortization	-
Total Assets	20,484

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued liabilities	550
Due to director (note 3)	35,434
Total Liabilities	35,984

Stockholder's equity (Deficit)
Share capital (note 4)
Authorized:
100,000,000 preferred shares, par value $0.00001
100,000,000 common shares, par value $0.00001

Issued and outstanding:
Nil preferred shares
5,000,000 common shares	50

Retained Earnings (Deficit)	(15,550)
Total liabilities and stockholders’ deficit	(15,500)

20,484

The accompanying notes are an integral part of these financial statements.

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Statement of Operations and Comprehensive Loss
For the Period from March 24, 2011 (Inception) through March 31, 2011

2011
$
Expenses
Accounting and legal	15,550
Amortization	-

Earnings (Loss) from operations	(15,550)

Net loss and comprehensive loss for the period	(15,550)

Basic and diluted loss per share	(0.00)

Weighted average number of common shares outstanding
basic and diluted	5,000,000

The accompanying notes are an integral part of these financial statements.

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Statement of Stockholder's Equity (Deficit)
For the Period from March 24, 2011 (Inception) through March 31, 2011

								Total
					Additional	Share	Retained	stockholder's
	Preferred stock		Common stock		paid-in	subscriptions	earnings	equity
	Shares	Amount	Shares	Amount	capital	received	(deficit)	(deficiency)

Issuance of
common stock
on March 24, 2011	-	$-	5,000,000	$50	$-	$-	$-	$50

Comprehensive
Loss for the period							$(15,550)	$(15,550)

Balance
March 31, 2011	-	$-	5,000,000	$50	-	$-	$(15,550)	$(15,500)

The accompanying notes are an integral part of these financial statements.

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Statement of Cash Flows
For the Period from March 24, 2011 (Inception) through March 31, 2011

2011
$
Cash flows from operating activities

Net income (Loss)	(15,550)
Adjustments to reconcile net loss to net cash used in operating activities:
(15,550)

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	550
Net cash used in operating activities	(15,000)

Cash flows from investing activities
Website development	(20,434)
Net cash used in investing activities	(20,434)

Cash flows from financial activities
Proceeds from issuance of 5,000,000 common shares	50
Due to director	35,434
Net cash provided by financing activities	35,484

Increase (Decrease) in cash and cash equivalents	50

Cash, beginning of period	-

Cash, end of period	50

The accompanying notes are an integral part of these financial statements.

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Notes to the Financial Statements

1.         INCORPORATION AND CONTINUANCE OF OPERATIONS

Starflick.Com Incorporated (“we”, “our”, the “Company) was formed on March 24, 2011 in the state of Nevada.  We have not commenced our planned principal operations as an independent motion picture producer.  We are considered as a development stage company as defined in ASC 915 “Accounting and Reporting for Development Stage Enterprises”.  The Company’s fiscal year end is March 31.

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  We have incurred operating losses and require additional funds to maintain our operations.  Management’s plans in this regard are to raise equity financing as required.

These conditions raise substantial doubt about our ability to continue as a going concern.  These financial statements do not include any adjustments that might result from this uncertainty.

We have not generated any operating revenues to date.

2.         SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

As at March 31, 2011 cash and cash equivalents consist of only cash.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and assumptions.

Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the period.  We have adopted ASC 260, “Earnings Per Share”.  Diluted loss per share for period ended March 31, 2011 is equivalent to basic loss per share as there was no potential dilutive equity instruments.

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Notes to the Financial Statements
for the period ended March 31, 2011

Foreign Currency Transactions

The Company's functional currency is Canadian dollars and its reporting currency is the United States dollar.

The Company’s financial statements are translated from its functional currency, Canadian dollars, to the reporting currency, United States dollars, using the current rate method. Assets and liabilities are translated using the current rate in effect at the balance sheet date and revenues and expenses are translated at the average rate for the period. Adjustments resulting from the translation, if any, are included in cumulative other comprehensive income (loss) in stockholders’ equity. At March 31, 2011, the Company did not have any other comprehensive income (loss).

Stock-Based Compensation

The Company adopted ASC 718, Compensation – Stock-Based Compensation, to account for its stock options and similar equity instruments issued.  Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period.  ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

We did not grant any stock options during the period from March 24, 2011 (inception) to March 31, 2011.

Comprehensive Income

We adopted ASC 220, Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  We are disclosing this information on our Statement of Stockholders' Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.  We have no elements of "other comprehensive income” for the period from March 24, 2011 (inception) to March 31, 2011.

Website Development Costs

Website development costs are for the development of the Company's Internet website.  These costs have been capitalized when acquired and installed, and will be amortized over its estimated useful life of three periods on a straight line basis.  The Company accounts for these costs in accordance with ASC 350, Intangibles, which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites.

For the period from March 24, 2011 (inception) to March 31, 2011, no amortization has been recorded.

STARFLICK.COM INCORPORATED
(A Development Stage Company)
Notes to the Financial Statements
for the period ended March 31, 2011

3.         DUE TO DIRECTOR

During the period from March 24, 2011 (inception) to March 31, 2011, the Company incurred $15,000 of legal expense and $20,434 in website development costs paid by the sole director of the company.  As at March 31, 2011, $35,434 was due to the director.  The amount due to the director is unsecured, non-interest bearing and due on demand.

4.         PREFERRED AND COMMON STOCK

We have 100,000,000 shares of preferred stock authorized at par value of $0.00001 per share and none issued.

We have 100,000,000 shares of common stock authorized at par value of $0.00001 per share.  All shares of stock are non-assessable and non-cumulative, with no pre-emptive rights.

On March 24, 2011, the Company issued 5,000,000 common shares for the consideration amount of $50 to the President of the Company.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$23.22
Printing Expenses	200.00
Accounting Fees and Expenses	4,076.78
Legal Fees and Expenses	25,000.00
Blue Sky Fees/Expenses	500.00
Transfer Agent Fees	200.00
TOTAL	$30,000.00

ITEM 14.            INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 3 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.            RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Zoltan Nagy	April 2, 2011	5,000,000	$50.00
1361 Peltier Drive
Point Roberts, Washington 98281

We issued the foregoing restricted shares of common stock to our sole officer and director pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Nagy is a sophisticate investor and was furnished with the same information that can be found in a Form S-1 registration statement.

ITEM 16.            EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
23.1	Consent of MaloneBailey, LLP, Chartered Accountants.
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1	Subscription Agreement.

ITEM 17.            UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 7th day of June, 2011.

STARFLICK.COM

BY:	ZOLTAN NAGY
Zoltan Nagy
President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole member of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
23.1	Consent of MaloneBailey, LLP, Chartered Accountants.
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1	Subscription Agreement.